Exhibit 99
Digi International Reports 21.4% Increase in Revenue for
Third Fiscal Quarter 2007 Over Third Fiscal Quarter 2006
(Minneapolis, MN, July 23, 2007) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $ $43.5 million for the third quarter of 2007 compared with $35.9 million for the third quarter of 2006, an increase of $7.6 million, or 21.4%. Other financial highlights for the quarter include:
•	Operating income and net income increased by 35.9% and 103.0%, respectively, over the third quarter of 2006.

•	Earnings per diluted share increased by 86% over the third quarter of 2006, including discrete tax benefits recorded in the third quarters of fiscal 2007 and 2006.
Revenue from embedded products in the third quarter of 2007 was $18.8 million, an increase of $5.1 million, or 37.2%, compared to the third quarter of 2006. Revenue from non-embedded products was $24.7 million in the third quarter of 2007, an increase of $2.6 million, or 11.6%, compared to the third quarter of 2006. MaxStream-branded product revenue was $5.4 million for the third quarter of 2007. MaxStream was acquired on July 27, 2006.
Gross profit margin in the third quarter of 2007 was 52.8% compared with 54.3% during the same quarter of fiscal 2006. The decrease in gross profit margin was due to lower sales of higher gross profit margin mature products and other product mix changes within both the embedded and non-embedded product categories. Gross profit margin includes the amortization of identifiable intangibles for purchased and core technology, shown separately on our Condensed Consolidated Statements of Operations.
Operating expenses as a percent of net sales decreased by 2.7 percentage points in the third quarter of 2007 compared with the third quarter of 2006 as Digi continues to focus on controlling expenses while increasing revenue. Total operating expenses in the third quarter of 2007 were $17.9 million, or 41.1% of revenue, compared with $15.7 million, or 43.8% of revenue, in the third quarter of 2006. The increase in operating expenses is attributable to the inclusion of operating expenses pertaining to MaxStream and variable compensation expenses related to the increase in revenue.
Operating income increased by 35.9% in the third quarter of 2007 compared to the same quarter of 2006. Operating income was $5.1 million, or 11.7% of net sales, in the

Digi International Reports Third Fiscal Quarter 2007 Results
third quarter of 2007, compared with $3.8 million, or 10.5% of net sales, in the third quarter of 2006.
Digi recorded a discrete tax benefit of $2.9 million in the third quarter of 2007 equating to $0.11 per diluted share pertaining to the closing of a domestic tax return and the settlement of a foreign tax audit. As a result of the aforementioned events taking place in the third quarter of 2007, Digi reversed previously established tax reserves associated with these items. During the third quarter of 2006 Digi recorded a tax benefit of $0.6 million equating to $0.02 per diluted share pertaining to the recovery of discrete tax benefits in the quarter.
Net income was $6.8 million in the third quarter of 2007 compared to $3.3 million in the third quarter of 2006, an increase of 103.0%. Earnings per diluted share were $0.26 in the third quarter of 2007 compared to $0.14 in the third quarter of 2006, an increase of 86%.
For the nine months ended June 30, 2007, Digi reported revenue of $128.2 million compared to revenue of $103.6 million for the nine months ended June 30, 2006, or an increase of 23.7%. For the nine months ended June 30, 2007, Digi reported net income of $14.2 million compared to $8.1 million for the nine months ended June 30, 2006, an increase of 75.3%. Earnings per diluted share were $0.55 for the first nine months of 2007 compared to $0.34 for the comparable period in 2006, an increase of 59%.
Digi’s cash and cash equivalents and marketable securities balance at the end of the third quarter of 2007 was $78.0 million, an increase of $19.1 million over the cash and cash equivalents and marketable securities balance at the end of fiscal 2006. Digi’s current ratio is 5.7 to 1, and the Company has no debt other than insignificant amounts of capital lease obligations.
“This was another strong quarter for Digi,” said Joe Dunsmore, Digi’s Chief Executive Officer. “In particular, our operating income improvement of 35.9% year over year is indicative of our positive operating momentum.”
Third Quarter 2007 Business Highlights:
•	Digi united wireless technologies to pioneer “Drop-in Networking,” with the introduction of the ConnectPort X product family, a line of IP gateways that provide seamless connectivity of ZigBee, Wi-Fi, cellular and Ethernet traffic to centralized applications and databases. Drop-in Networking solutions provide end-to-end wireless connectivity to commercial grade electronic devices in locations where wired infrastructure doesn’t exist or satisfy customer needs.

•	Digi announced that its EV-DO Rev A version of the ConnectPort™ WAN VPN is now certified by Verizon. The ConnectPort WAN VPN is the industry’s first

Digi International Reports Third Fiscal Quarter 2007 Results
upgradeable commercial grade cellular router to be certified on Verizon’s EV-DO Rev A wireless network, and is now certified by all three major U.S. carriers.

•	Digi moved the Rabbit brand strongly into the embedded wireless market with two new wireless RabbitCore modules, one with integrated Wi-Fi® and one with integrated ZigBee®. These are the latest additions to the popular family of pin-compatible RabbitCore® modules.

•	With the MaxStream® brand, Digi announced the addition of the XBee™ Series 2 ZigBee® module. MaxStream is leading the market in easy-to-use embedded ZigBee technology, and further strengthened its leadership position by adding a module that includes full mesh networking capabilities.

•	Digi expanded its strong embedded development relationship with Microsoft with the introduction of the Digi Connect ME JumpStart Kit for Microsoft .NET Micro Framework — the industry’s first Ethernet networking solution for .NET Micro Framework. Digi JumpStart Kits are a new breed of development kits that make it easy, fast, and economical for engineers to develop network-connected devices.
Fourth Quarter and Full Year 2007 Guidance
For the fourth quarter of 2007, Digi expects revenue to be in the range of $43.5 million to $48.5 million. Earnings per diluted share for the fourth quarter of 2007 are expected to be in a range of $0.15 to $0.21. For the full fiscal year, Digi projects revenue to be in the range of $171.7 to $176.7 million, or an increase over fiscal year 2006 revenue of 19% to 22%. Digi is increasing its full fiscal year earnings per diluted share guidance to a range of $0.70 to $0.76.
Third Quarter 2007 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its third quarter on Monday, July 23, 2007 at 5:00 p.m. EDT (4:00 p.m. CT), to join the call by dialing (800) 287 0835. International participants may access the call by dialing (212) 676 4902. A replay will be available two hours after the completion of the call for one week following the call by dialing (800) 633 8284 for domestic participants or (402) 977 9140 for international participants and entering access code 21343599 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, is the leader in device networking for business. Digi develops reliable products and technologies that enable companies to connect and securely manage local or remote electronic devices over the network or via the web.
Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can

Digi International Reports Third Fiscal Quarter 2007 Results
be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2006 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date on which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact	Investors Contact
S. (Kris) Krishnan	Tom Caden / Erika Moran
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY
212-825-3210

Digi International Reports Third Fiscal Quarter 2007 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2007	2006	2007	2006
Net sales	$43,527	$35,860	$128,193	$103,616
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	19,392	15,222	57,257	44,126
Amortization of purchased and core technology	1,132	1,171	3,409	3,507

Gross profit	23,003	19,467	67,527	55,983

Operating expenses:
Sales and marketing	8,517	7,277	25,102	20,830
Research and development	6,039	5,402	18,079	15,227
General and administrative	2,688	2,521	8,243	8,545
Intangibles amortization	661	516	1,986	1,539

Total operating expenses	17,905	15,716	53,410	46,141

Operating income	5,098	3,751	14,117	9,842
Other income, net	855	575	2,385	1,461

Income before income taxes	5,953	4,326	16,502	11,303
Income tax (benefit) provision	(845)	978	2,305	3,205

Net income	$6,798	$3,348	$14,197	$8,098

Net income per common share, basic	$0.27	$0.14	$0.56	$0.35

Net income per common share, diluted	$0.26	$0.14	$0.55	$0.34

Weighted average common shares, basic	25,294	23,124	25,186	22,968

Weighted average common shares, diluted	26,152	23,904	26,032	23,695

Digi International Reports Third Fiscal Quarter 2007 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2007	September 30, 2006
ASSETS

Current assets:
Cash and cash equivalents	$34,068	$15,674
Marketable securities	43,898	43,207
Accounts receivable, net	21,892	20,305
Inventories, net	25,305	21,911
Other	4,856	5,528

Total current assets	130,019	106,625

Property, equipment and improvements, net	19,848	19,488
Identifiable intangible assets, net	25,971	31,341
Goodwill	65,642	65,841
Other	2,184	2,026

Total assets	$243,664	$225,321

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$375	$381
Accounts payable	7,911	6,748
Accrued expenses	9,091	11,443
Income taxes payable	5,445	4,712

Total current liabilities	22,822	23,284

Capital lease obligations, net of current portion	444	725
Net deferred tax liabilities	5,996	7,482

Total liabilities	29,262	31,491

Total stockholders’ equity	214,402	193,830

Total liabilities and stockholders’ equity	$243,664	$225,321

Digi International Reports Third Fiscal Quarter 2007 Results
Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Nine months ended
	June 30, 2007	June 30, 2007
Operating activities:
Net income	$6,798	$14,197
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	615	1,878
Amortization of identifiable intangible assets and other assets	1,902	5,769
Excess tax benefits from stock-based compensation	(160)	(315)
Stock-based compensation	754	2,258
Deferred income taxes	(890)	(1,612)
Other	(146)	18
Changes in operating assets and liabilities:
Accounts receivable	(947)	(1,109)
Inventories	(1,806)	(3,543)
Other assets	137	709
Accounts payable and accrued expenses	2,119	(903)
Income taxes payable	(970)	1,328

Net cash provided by operating activities	7,406	18,675

Investing activities:
Purchase of held-to-maturity marketable securities	(16,206)	(56,593)
Proceeds from maturities of held-to-maturity marketable securities	25,010	55,902
Contingent purchase price payments related to business acquisitions	—	(781)
Proceeds from the sale of property, equipment, improvements	13	17
Purchase of property, equipment, improvements and certain other intangible assets	(843)	(2,329)

Net cash provided (used) in investing activities	7,974	(3,784)

Financing activities:
Payments on capital lease obligations and long-term debt	(89)	(287)
Excess tax benefits from stock-based compensation	160	315
Proceeds from stock option plan transactions	1,232	2,433
Proceeds from employee stock purchase plan transactions	461	954

Net cash provided by financing activities	1,764	3,415

Effect of exchange rate changes on cash and cash equivalents	(262)	88

Net increase in cash and cash equivalents	16,882	18,394
Cash and cash equivalents, beginning of period	17,186	15,674

Cash and cash equivalents, end of period	$34,068	$34,068